Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-58684, 333-45638, 333-66065, 333-72288, 333-81430, 333-103639, 333-115076 and 333-132532 on Form S-8 and Registration Statement No. 333-70624 on Form S-3 of our report dated April 11, 2007 (which report includes an explanatory paragraph relating to an accounting change), relating to the consolidated financial statements of Restoration Hardware Inc. and subsidiaries and managements’ report on internal control over financial reporting, appearing in this Annual Report on Form 10-K of Restoration Hardware Inc. and subsidiaries for the fiscal year ended February 3, 2007.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
April 11, 2007